EXHIBIT 99.1

Sun American Bancorp Announces Financial Results for the Year Ended and the Fourth Quarter of 2007

BOCA RATON, Fla., Jan. 29, 2008 (PRIME NEWSWIRE) -- Sun American Bancorp (Nasdaq:SAMB) ("Sun American"), the bank holding company for Sun American Bank, today reported a net loss of $2.1 million or $0.20 per share for the fourth quarter ended December 31, 2007, compared to net income of $1.8 million or $0.20 per diluted share for the fourth quarter of 2006.

For the full year, the net loss was $2.4 million, or $0.22 per diluted share, compared to net income of $3.2 million, or $0.35 per diluted share, in 2006.

The reduced results for the full year ended December 31, 2007 are attributed mostly to a higher loan loss provision and write offs in the fourth quarter.

"This quarter our earnings were impacted by the declining Florida real estate markets through higher non performing assets and increased provision for loan losses. Our revenue performance remained solid and overhead was essentially unchanged from the prior quarter. We continue to work diligently on cost cutting and have reduced certain costs since the third quarter of 2007. Our capital ratios remain strong and position us to continue to grow our bank," said Michael Golden, President, CEO and Chairman of Sun American Bank. Sun American ended the year with assets of $579 million up 15 percent over the prior year. Net loans were $439 million, an increase of 25%.

The following one time write offs of $1.1 million were included in the 2007 financial results:

 * Fixed asset write-off of the demolition of an older branch for
   $292,000;
 * Conversion costs related to two bank acquisitions of $199,000
 * Restructuring charges in connection with staff reductions of
   $50,000;
 * Litigation settlement costs of $77,000;
 * Lease cancellation costs for a closed branch of $122,000.

 Full Year 2007 Financial Highlights (compared to 2006) included:

 * Revenues advanced 36% to $21.9 million.
 * Net interest income before provision for loan losses grew 31%
   to $19.9 million.
 * Nonperforming assets represented 0.96% of total assets. (This compared to a 1.61% in the third quarter of 2007.)
 * Net interest margin for the year was 4.06%
 * Loans increased 25% to $439 million.
 * Assets increased 15% to $579 million.
 * Book value per share increased to $9.55 from $9.12.
 * Completed the integration of two banks.
 * New common stock repurchase program to buy back up to one million shares of the Company's common stock, after the Company had previously purchased 302,510 shares of its common stock under the previous stock repurchase program.

Operating Results

Sun American's quarterly net interest income increased to $4.7 million compared to $3.7 million in the fourth quarter a year ago. For all of 2007, net interest income increased 31% to $19.9 million compared to $15.2 million in 2006 due to increases in the loan portfolio balances. Interest and fees on loans increased 39% to $8.6 million in the fourth quarter of 2007, and increased 49% to $34.1 million for all of 2007, compared to their respective periods a year ago. Non-interest income was $522,000 in the fourth quarter of 2007 compared to $238,000 in the fourth quarter a year ago, and for the full year, non-interest income increased by 132% to $2.0 million, compared to $859,000 in 2006. The fee revenue increase primarily resulted from an increase in service charges on deposit accounts and an increase in the number of accounts as a result of two acquisitions.

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, grew 33% to $5.2 million in the fourth quarter, compared to $3.9 million in the fourth quarter of 2006. Revenues increased 36% to $21.9 million for all of 2007, compared to $16.1 million in 2006.

The net interest margin for 2007 was 4.06%, compared to 5.01% in 2006.

Non-interest expenses were $5.4 million in the fourth quarter of 2007, an increase from $3.8 million in the fourth quarter a year ago. For all of 2007, non-interest expenses were $22.1 million compared to $13.8 million in 2006. Salaries and employee benefits and occupancy costs associated with the two acquisitions and the expansion of our branch network constituted the majority of the increase in expenses. Also included in 2007 are non-recurring expenses already noted above.

Sun American incurred stock-based compensation expense of $985,000 for 2007, compared to $610,000 in 2006. This is a non cash GAAP expense item and is not deducted from equity capital.

Results for the fourth quarter of 2007 reflect a provision for loan loss in the amount of $3.2 million due to loan charge-offs and by assigning higher provisions in certain areas to reflect current market exposures. For all of 2007, the provision for loan loss is $3.3 million compared to $338,000 for all 2006.

The income tax benefit for 2007 amounts to $1.1 million mostly driven by the credit losses mentioned above. This compares to a $1.2 million tax benefit recognized in 2006 for deferred tax assets.

Balance Sheet Activity

Net loans increased 25%, to $439 million at December 31, 2007, compared to $351 million a year earlier.

Assets increased 15% to $579 million at December 31, 2007, compared to $504 million a year earlier.

Stockholders' equity increased 20% to $102 million compared to $85 million at the end of 2006. Equity growth was due to the issuance of common shares associated with the acquisition of Independent Community Bank less the impact of the share and warrants buyback programs and the net loss for 2007.

Book value per share improved to $9.55 at December 31, 2007, compared to $9.12 a year earlier.

Robert Nichols, Chairman of the Executive Committee and CFO noted that "our franchise remains strong and we are proud to have been able to grow our balance sheet, branch network and core businesses in a challenging year."

Credit Quality

"During the fourth quarter of 2007, we focused on a detailed review of our loan portfolio to provide early identification of potential problem loans. The results of this review determined that additional loan loss provisions and charge offs were required in the fourth quarter of 2007, to reflect current loan asset values and to provide for a general decline in collateral values in our market place. As a result of our review, additional provision for loan losses of $3.2 million were recorded in the fourth quarter of 2007," stated Robert Garrett, EVP & Chief Lending Officer.

Also during the fourth quarter of 2007, we diligently worked to reduce the level of non performing loans. At December 31, 2007, nonperforming loans totaled $ 5.5 million, representing 0.96 % of total assets. This compares to $ 9.5 million at the end of the third quarter which represented 1.66 % of total assets.

The allowance for loan losses at December 31, 2007 was $ 5.3 million and represented 1.20 % of total loans. This compares to an allowance for loan losses of $3.1 million at the end of 2006 which represented 0.86% of total assets.

Mr. Golden noted that, "We have had a decrease in nonperforming assets during the fourth quarter 2007 due to an aggressive policy with our borrowers and hard intensive work by our work out specialist. We will continue working aggressively to resolve issues related to clients who are experiencing loan performance issues. Initiatives include work outs, loan sales and foreclosures. Our policy is to monitor borrower activity closely and to identify potential issues before they amplify. We work with our borrowers to provide solutions that work in the best interests of both the borrower and the bank. However we recognize that during this period of real estate challenges these types of problems do not go away over night and we will continue to deal with them well into 2008. I am confident that we have the expertise and experience to deal with these issues as we have demonstrated in the fourth quarter by our successful efforts to remove unwanted loans from the balance sheet and the reduction of non performing assets."

2007 Accomplishments

On December 29, 2006, Sun American completed its acquisition of Beach Bank, resulting in the acquisition of $114 million in total assets, $68 million of loans and $106 million of deposits.

On March 30, 2007 Independent Community Bank was successfully acquired, which added $123 million in assets and $99 million in deposits.

"In the past year we have focused on solidifying the acquisition of both Beach Bank and Independent Community Bank, which were successfully converted in the first half of 2007," said Michael Golden, President and CEO. We opened one new branch in West Boca Raton, Florida in April 2007 and we opened a second new branch in Stuart, Florida in December 2007. We will continue to evaluate growth opportunities that can be cost effective and add to shareholder value."

In April 2007 we began trading on the NASDAQ Global market under the common stock symbol of "SAMB".

In May 2007 we completed a one for two and a half reverse common stock split.

In November 2007 we completed a series of tender offers to repurchase outstanding warrants issued for our common stock. Approximately 2.8 million warrants were tendered and this resulted in a reduction of overall warrants outstanding of approximately 18 percent.

"Though, I believe, the New Year will be a challenging one I also believe that our management team is up for the challenge. The Bank will focus on adding new quality loans and continue to grow the bank without increasing the expense side of the ledger. We will continue to focus on our target of long term growth which we believe will result in good shareholder value in the future. We believe our strong capital base will get us through any potential problems that are unforeseen at this time. Our core franchise remains very strong with strong risk management procedures in place. Though the bank up until this time has been on a fast track for growth, a shift to obtain more current earnings will be highlighted due to the current environment and the maturing of our core business. Our objective of becoming a $1 billion bank is still on track and we believe still obtainable during the next few years," Mr. Golden stated.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 15 offices in Miami, Broward and Palm Beach Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2006, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

                           SUN AMERICAN BANCORP
                       CONSOLIDATED BALANCE SHEETS

                                                  December 31,
                                           --------------------------
                                               2007          2006
                                           ------------  ------------
 ASSETS
 Cash and due from financial institutions  $  8,109,917  $  7,878,379
 Federal funds sold                                  --    48,537,000
                                           ------------  ------------
   Total cash and cash equivalents            8,109,917    56,415,379
 Securities available for sale                5,778,655     5,173,796
 Securities held to maturity
  (fair value 2007 - $50,904,402,
  2006 - $ 51,980,571)                       50,306,758    52,244,379
 Loans, net (of allowance for loan
  losses of $5,309,508
  and $3,052,638)                           439,423,063   350,742,657
 Federal Reserve Bank stock                   3,180,900     1,749,300
 Federal Home Loan Bank stock                 4,658,500     1,289,600
 Accrued interest receivable                  2,698,469     2,409,283
 Premises and equipment, net                 11,211,441     9,880,563
 Goodwill                                    44,553,427    17,440,156
 Intangibles                                  2,719,538     1,758,082
 Other assets                                 6,521,165     4,780,002
                                           ------------  ------------
                                           $579,161,835  $503,883,197
                                           ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits
  Non-interest bearing                     $ 50,098,536  $ 53,334,086
  Interest bearing                          330,608,180   349,644,106
                                           ------------  ------------
   Total deposits                           380,706,716   402,978,192
 Federal Funds Purchased                     11,871,000            --
 Repurchase agreements                        3,112,655     1,547,273
 Federal Home Loan Bank advances             78,000,000    11,000,000
 Other borrowed money                         2,703,155            --
 Accrued expenses and other liabilities       1,211,303     3,816,042
                                           ------------  ------------
   Total liabilities                        477,604,829   419,341,507
 Minority interest                               27,552        27,753
 Shareholders' equity
  Common stock, $.025 par value;
   20,000,000 shares authorized; 2007 -
   10,632,434 shares outstanding, 2006 -
   9,270,657 shares outstanding                 273,374       231,766
  Capital surplus                           108,722,717    87,407,548
  Accumulated deficit                        (5,281,249)   (2,915,439)
  Treasury Stock, at cost; 302,510 shares    (1,990,641)           --
  Accumulated other comprehensive loss         (194,747)     (209,938)
                                           ------------  ------------
  Total shareholders' equity                101,529,454    84,513,937
                                           ------------  ------------
                                           $579,161,835  $503,883,197
                                           ============  ============

                         SUN AMERICAN BANCORP
                   CONSOLIDATED STATEMENTS OF INCOME

                     Twelve Months Ended        Three Months Ended
                -------------------------   -------------------------
                December 31,  December 31,  December 31,  December 31,
                   2007          2006          2007          2006
                -----------   -----------   -----------   -----------
                (unaudited)                 (unaudited)   (unaudited)
 Interest and
  dividend
  income
   Loans,
    including
    fees        $34,069,909   $22,821,484   $ 8,571,029   $ 6,164,077
   Securities     3,588,166     1,362,235       945,950       407,266
   Federal funds
    sold and
    other           718,338       915,893         6,708       532,677
                -----------   -----------   -----------   -----------
                 38,376,413    25,099,612     9,523,687     7,104,020
 Interest
  expense
   Deposits      16,544,432     9,148,681     3,897,183     3,189,176
   Other          1,901,078       748,530       928,003       232,581
                -----------   -----------   -----------   -----------
                 18,445,510     9,897,211     4,825,186     3,421,757
                -----------   -----------   -----------   -----------
 Net interest
  income         19,930,903    15,202,401     4,698,501     3,682,263

 Provision for
  loan losses     3,325,966       338,321     3,170,272      (456,983)
                -----------   -----------   -----------   -----------
 Net interest
  income after
  provision for
  loan losses    16,604,937    14,864,080     1,528,229     4,139,246

 Noninterest
  income
   Service
    charges
    on deposit
    accounts      1,991,058       859,411       521,943       238,351
   Net losses
    on sales of
    securities      (11,924)           --          (384)           --
                -----------   -----------   -----------   -----------
                  1,979,134       859,411       521,559       238,351

 Noninterest
  expense
   Salaries and
    employee
    benefits     10,134,466     7,154,241     2,293,952     1,925,353
   Occupancy
    and
    equipment     5,831,182     3,001,340     1,530,436       917,685
   Data
    processing    1,187,340       721,607       268,062       209,936
   Professional
    services      1,424,568       699,968       445,350       124,789
   Insurance        603,868       253,433       177,214        70,669
   Advertising      132,328       293,430        57,167        81,324
   Amortization
    of
    intangibles     794,444       148,620       229,853        36,388
   Other          1,971,523     1,506,324       386,459       412,404
                -----------   -----------   -----------   -----------
                 22,079,719    13,778,963     5,388,493     3,778,548
                -----------   -----------   -----------   -----------
 Income (loss)
  before income
  taxes and
  minority
  interest       (3,495,648)    1,944,528    (3,338,705)      599,049

 Minority
  interest in
  net income
  of subsidiary     (15,486)       (1,524)         (489)         (811)
                -----------   -----------   -----------   -----------
 Income (loss)
  before
  provision for
  income taxes   (3,511,134)    1,943,004    (3,338,216)      598,238
                -----------   -----------   -----------   -----------
 Income tax
  benefit        (1,145,324)   (1,236,000)   (1,223,727)   (1,236,000)
                -----------   -----------   -----------   -----------
 Net income
  (loss)        $(2,365,810)  $ 3,179,004   $(2,114,489)  $ 1,834,238
                ===========   ===========   ===========   ===========
 Basic earnings
  (loss) per
  share:        $     (0.22)  $      0.42   $     (0.20)  $      0.24

 Diluted
  earnings
  (loss) per
  share:        $     (0.22)  $      0.35   $     (0.20)  $      0.20

 Weighted
  average
  number of
  common
  shares, basic   10,733,017     7,590,345    10,649,360     7,793,150

 Weighted
  average
  number of
  common shares,
  diluted        10,733,017     9,031,388    10,649,360     9,220,617

                           SUN AMERICAN BANCORP
                           AVERAGE BALANCE SHEET

                             For the years ended December 31,
                -----------------------------------------------------
                          2007                        2006
                -------------------------   -------------------------
                                  Average                     Average
                 Average  Interest Yield/    Average  Interest Yield/
                 Balance    (c)     Rate     Balance    (c)     Rate
                --------  -------- ------   --------  -------- ------
                                (Dollars in Thousands)
 Assets:
 Interest-
  earning
  assets:
  Investments
   (a)          $ 69,177  $  3,659   5.29%  $ 30,297  $  1,362   4.50%
  Federal funds
   sold           13,528       647   4.79     18,303       916   5.00
  Net loans :
  Commercial
   loans (b)      33,409     3,035   9.08     25,622      2428   9.47
  Commercial
   real estate
   loans (b)     268,480    22,515   8.39    162,026    14,386   8.88
  Consumer
   loans (b)       4,747       395   8.33      2,090       172   8.26
  Residential
   real estate
   loans (b)      77,087     6,437   8.35     62,396     5,622   9.01
  Home equity
   and other
    loans (b)     24,316     1,688   6.94      2,886       213   7.38
                --------  --------          --------  --------
  Net loans (b)  408,039    34,070   8.35    255,020    22,821   8.95
                --------  --------          --------  --------
 Total interest
  earning
  assets         490,744    38,376   7.82    303,620    25,099   8.27
                          --------          --------
 Noninterest-
   earning
   assets         68,540                      24,861
                --------                    --------
 Total assets   $559,284                    $328,481
                ========                    ========

 Liabilities and
  Stockholders'
  Equity:
 Interest-
  bearing
  liabilities:
  Deposits

  NOW           $ 88,520  $  3,529   3.99%  $ 91,383  $  4,040   4.42%
  Money market
   accounts       64,894     2,908   4.48     14,299       506   3.54
  Savings
   accounts       18,252       686   3.76      4,716       102   2.16
  Certificates
   of deposit    181,268     9,421   5.20    102,135     4,501   4.41
                --------  --------          --------  --------
  Total
   interest-
   bearing
   deposits      352,934    16,544   4.69    212,533     9,149   4.30
  Federal funds
   purchased,
   securities
   sold under
   repurchase
   agreements
   and other       4,957       203   4.10      1,185        51   4.33
 Federal Home
  Loan Bank
  advances        34,026     1,664   4.89     16,255       697   4.29
 Other borrowed
  money              483        34   7.07         --        --     --
                --------  -------- ------   --------  -------- ------
 Total interest-
  bearing
  liabilities    392,400    18,445   4.70    229,973     9,897   4.30
                --------  -------- ------   --------  -------- ------
 Noninterest
  bearing
  liabilities     66,384                      36,370
 Stockholders'
  equity         100,500                      62,138
                --------                    --------
 Total
  liabilities
  and
  stockholders'
  equity        $559,284                    $328,481
                ========                    ========
  Net interest
   income and
   net yield
   on interest-
   earning
   assets                 $ 19,931   4.06%            $ 15,202   5.01%
                          ========  =====             ========  =====

 (a)  Includes investment securities, Federal Reserve Bank stock and
      Federal Home Loan Bank stock.

 (b)  Includes loans for which the accrual of interest has been suspended.

 (c)  Includes fee income on loans.

CONTACT: Sun American Bancorp
         Michael E. Golden, President, Chairman and CEO
         Robert Nichols, CFO
         (561) 544-1908